Exhibit 5.5

LAW OFFICES 3883 Howard Hughes Parkway Suite 1100 Las Vegas, NV 89169 702.784.5200 702.784.5252 (Fax) www.swlaw.com	DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX SALT LAKE CITY TUCSON

June 30, 2015

CC Broadcast Holdings, Inc.

Clear Channel Broadcasting Licenses, Inc.

iHeartMedia + Entertainment, Inc.

Clear Channel Holdings, Inc.

Clear Channel Investments, Inc.

Clear Channel Mexico Holdings, Inc.

Terrestrial RF Licensing, Inc.

200 East Basse Road

San Antonio, Texas 78209

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Nevada counsel to the following Nevada corporations (each, a “Guarantor,” and, collectively, the “Guarantors”): CC Broadcast Holdings, Inc., Clear Channel Broadcasting Licenses, Inc., iHeartMedia + Entertainment, Inc., Clear Channel Holdings, Inc., Clear Channel Investments, Inc., Clear Channel Mexico Holdings, Inc., and Terrestrial RF Licensing, Inc., in connection with the Guarantors’ proposed guarantees, along with the other guarantors under the Indenture (as defined below), of $950,000,000 aggregate principal amount of Priority Guaranty Notes due 2023 (the “Exchange Notes”), to be issued by iHeartCommunications, Inc., a Texas corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2015, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors along with other guarantors. The Exchange Notes and the guarantees thereof (the “Guarantees”) will be issued pursuant to the Indenture, dated as of February 26, 2015 (as may be amended or supplemented from time to time, the “Indenture”), among ”), among the Issuer, the guarantors named therein, U.S. Bank National Association, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent.

CC Broadcast Holdings, Inc., et al.

June 30, 2015

In connection with this opinion, and as such counsel, we have examined and relied upon, but have not prepared, originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the articles of incorporation and by-laws for each of the Guarantors, (ii) resolutions adopted by unanimous written consent of the board of directors of each of the Guarantors with respect to the issuance of the Guarantees, (iii) Certificates of Existence with Status in Good Standing for each of the Guarantors, issued by the Secretary of State of Nevada on June 24, 2015 or June 25, 2015, (iv) the Registration Statement, and (v) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any law except the laws of the State of Nevada and the Nevada case law decided thereunder.

Based upon and subject to the assumptions, qualifications and limitations set forth herein and the further limitations set forth below, we are of the opinion that:

1.	Each Guarantor is a corporation duly incorporated, existing and in good standing under the laws of the State of Nevada.

2.	Each Guarantor has the corporate power to enter into and perform its obligations under the Guarantees.

3.	The Indenture has been duly authorized, executed and delivered by the Guarantors.

4.	The execution and delivery of the Indenture by the Guarantors and the performance by the Guarantors of their respective obligations thereunder (including with respect to the Guarantees) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or written consent of directors of the Guarantors, or (ii) any statute or governmental rule or regulation of the State of Nevada.

5.	No consent, waiver, approval, authorization or order of any State of Nevada court or governmental authority of the State of Nevada or any political subdivision thereof is required for the issuance by the Guarantor of the Guarantees, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

CC Broadcast Holdings, Inc., et al.

June 30, 2015

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Nevada be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.5 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Snell & Wilmer L.L.P.
SNELL & WILMER L.L.P.